Exhibit 99.1

ZS Pharma Hires Key Medical Affairs and Commercial Executives

— As ZS-9 nears NDA and MAA submissions, ZS Pharma adds key members to its Medical Affairs and Commercial leadership team –

REDWOOD CITY, Calif. – February 19, 2015 - ZS Pharma (NASDAQ: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced the appointment of several new senior executives. Jose A. Menoyo, M.D., has joined the Company as Senior Vice President of Medical Affairs and Stewart A. Turner, Ph.D., joined the Company as Executive Director of Medical Affairs and Head of the Medical Science Liaisons (MSL) team. Megan A. Clifford has joined the Company as Executive Director of Marketing.

The addition of experienced executives in these three newly created positions will enhance the Company’s efforts to prepare for the successful launch of sodium zirconium cyclosilicate (ZS-9), the Company’s novel drug candidate for hyperkalemia, as it nears NDA and MAA submissions.

“As we approach critical regulatory submissions, we have also been focused on preparing for a successful launch of ZS-9, and as such, we are extremely fortunate to have Jose, Stewart and Megan join our team at this important stage of our growth,” said Robert Alexander, Ph.D., Chief Executive Officer of ZS Pharma. “Their addition to the company has strengthened the functional leadership of key medical and commercial areas of ZS Pharma.”

Jose A. Menoyo, M.D. - Senior Vice President, Medical Affairs

Dr. Menoyo will lead the Medical Affairs organization and the Company’s presence in the medical community, including key opinion leader engagement, scientific publications, medical education, and interactions with leading healthcare associations and clinical guidelines committees. Dr. Menoyo will serve as a member of the executive management team.

Dr. Menoyo has over 15 years of experience as a physician executive in the bio-pharmaceutical industry and extensive expertise in renal and cardio-metabolic disease. For the past 11 years, Dr. Menoyo held various Medical Affairs positions with Genzyme Corporation/Sanofi, including the Global Divisional Medical Officer for the Specialty Care Division for the Renal, Biosurgery, and Cardio-Thrombotic franchises. Prior to joining Genzyme Corporation, Dr. Menoyo held several Medical Affairs positions at Amgen. Dr. Menoyo practiced Clinical Nephrology for several years prior to joining the biotechnology/pharmaceutical industry. Dr. Menoyo completed his undergraduate degree at the University of Puerto Rico, where he graduated with honors. He earned his M.D. degree from the San Juan Bautista School of Medicine in Puerto Rico and completed his Internal Medicine Residency and Nephrology Fellowship at Hahnemann University Hospital and Medical College of Pennsylvania where he was Chief Fellow.

Stewart A. Turner, Ph.D. - Executive Director, Medical Affairs and Head of Medical Science Liaisons (MSL)

Dr. Turner will be responsible for the build-out and strategic direction of the Company’s nationwide field medical team. This will include managing medical communications between ZS Pharma and therapeutic experts, key opinion leaders and researchers. Dr. Turner will also provide support for clinical development and outcomes research and will be involved in overall strategic direction and execution of the Company’s medical affairs efforts.

Dr. Turner has been in the pharmaceutical industry for almost 30 years, the past 20 of which have been with Amgen in various medical/scientific affairs roles. During his tenure at Amgen, Dr. Turner was responsible for the clinical development of Sensipar® for the treatment of hyperparathyroidism in chronic kidney disease (CKD) patients on dialysis. Most recently, Dr. Turner was the Executive Director and Therapeutic Area Lead where he led the MSL team responsible for establishing national strategy for Prolia® and romosozumab for the treatment of osteoporosis. Dr. Turner graduated from Birmingham University, UK, with an undergraduate degree in Biological Sciences and earned a Ph.D. in Cardiovascular Physiology/Pharmacology from the University of London, UK.

Megan A. Clifford - Executive Director, Marketing

Ms. Clifford will lead the marketing efforts for ZS Pharma, including the development and execution of the Company’s brand strategies, disease education programs, and product launch planning for ZS-9, the Company’s initial asset.

Ms. Clifford is a seasoned pharmaceutical marketing professional with both renal and commercial product launch experience. Prior to joining ZS Pharma, Ms. Clifford spent 10 years at Genzyme Corporation/Sanofi. Ms. Clifford’s most recent position was Director & Head of Renal Global Strategy, where she led the global marketing team for Sanofi’s portfolio of renal brands; Renvela®, Renagel®, Hectorol® and Ferrlecit®. Ms. Clifford graduated from the University of Virginia School of Engineering and Applied Sciences with a B.S. in Chemical Engineering.

About ZS Pharma

ZS Pharma is a publicly-traded (Nasdaq: ZSPH), biopharmaceutical company with offices in Redwood City, California and Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information about ZS Pharma is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward- looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 10, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:

Adam Tomasi (Investors)	Denise Powell (Media)
ZS Pharma	Red House Consulting
650.458.4100	510.703.9491
atomasi@zspharma.com	dpowell@zspharma.com

Source: ZS Pharma